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                         April 8, 2022

       Maydan Rothblum
       Chief Financial Officer
       Glimpse Group, Inc.
       15 West 38 th St., 9 th Fl
       New York , NY 10018

                                                        Re: Glimpse Group, Inc.
                                                            Form 10-K for the
Year ended June 30, 2021
                                                            Filed September 28,
2021
                                                            File No. 001-40556

       Dear Mr. Rothblum:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Technology